Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

CTRN - Q2 2007 CITI TRENDS INC Earnings Conference Call

Event Date/Time: Aug. 29. 2007 / 4:00PM CT

CORPORATE PARTICIPANTS

Bruce Smith

Citi Trends, Inc. - CFO

Ed Anderson

Citi Trends, Inc. - Chairman, CEO

George Bellino

Citi Trends, Inc. - President, Chief Merchandising Officer

CONFERENCE CALL PARTICIPANTS

Jeff Klinefelter

Piper Jaffray - Analyst

Shaun Smolarz

Sidoti - Analyst

Dorothy Lakner

CIBC World Markets - Analyst

Paula Kalandiak

First Albany Capital - Analyst

Evren Kopelman

JP Morgan - Analyst

Phil DeFelice

Wachovia - Analyst

Patrick McKeever

Avondale Partners - Analyst

PRESENTATION

Operator

 Good day everyone and welcome to the Citi Trends conference call. Today’s call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to Mr. Bruce Smith, Chief Financial Officer. Please go ahead, sir.

 Bruce Smith  — Citi Trends, Inc. - CFO

 Good afternoon everybody and thank you for joining us today. Also on the call are Ed Anderson, Chairman and Chief Executive Officer, and George Bellino, President and Chief Merchandising Officer.

Our second quarter earnings release was sent out at 4 PM Eastern time today. If you have not received the release, it is available on our Company website under the Investor Relations section, www.CitiTrends.com.

You should be aware that the prepared remarks made during the call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. And management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, therefore undue reliance should not be placed upon them.

Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially. We refer all of you to the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission for a more detailed discussion of the factors that could cause actual results to differ materially from those described in any forward-looking statements.

Ed Anderson and I will provide you with some details related to the second quarter results. After which Ed, George and I will be glad to address any questions you may have. Let me now turn the call over to Ed.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Good afternoon everyone and thank you for joining the call. I will provide an update on our business, discuss some of the issues affecting the second quarter results, and provide an update on future plans. Then Bruce Smith will review the second quarter results and our guidance for the remainder of 2007.

First a brief business update. While not as important as Easter or Christmas, back to school is still an important selling season for Citi Trends. As disclosed previously, July was a disappointing month for us. Sales on a comparable week basis were down about 5% from last year. We attributed part of that decrease to later school openings, as well as the move of the tax-free holidays in Florida and Texas into this year’s third quarter from the second quarter last year. Based on the results of August to date a transfer of business from July to August this year in fact has occurred.

Sales so far for August have been very good. Through yesterday, August the 28th, sales in comparable stores on a comparable week basis were up 16% versus last year. Because of this year’s shift in calendar school openings and the tax-free days, we believe combining July and August sales results is a reasonable way to evaluate back to school sales for Citi Trends. On a combined basis comparable store sales on a comparable week basis for July and August to date are up 5%. We view those results as healthy, considering that for the same time last year comparable store sales were up 11%.

In merchandising, sales by merchandise category for the quarter for comparable stores on a comparable week basis versus last year were as follows. Women’s, 4% versus 1% last year. Children’s, 4% versus 7%. Home, 2% versus 12%. Men’s minus 1 versus 12. And accessories minus 1 versus 15%. It was good to see women’s, our largest category, bounce back to positive after three quarters of negative comps. We are seeing some decrease in the sale of some of the national recognized brands, but we’re also seeing strong sales of new brands. Sales of nationally recognized brands were essentially flat with last year as a percentage of the total sales at 42%. Branded merchandise increased as a percentage of business in women’s, but decreased in both men’s and children’s.

We introduced Ruff Ryders in the quarter. Ruff Ryders is a license to Citi Trends exclusively where we developed the product to sell in Citi Trends stores. Our aim with Ruff Ryders is to offer current fashion looks at prices somewhat below the nationally recognized brands, and to build a brand that customers connect to Citi Trends.

Sales of the product so far have been fair. Some of the items have been great, others not so good. We believe the upside to this brand and the merchandise is significant, so we will watch it carefully as we roll our additional merchandise through this fall.

Next I will speak about the factors that caused the disappointing second quarter earnings and how management is addressing the resulting issues. The major contributor to the miss was lost sales. And it now appears that this was largely a transfer from July to August. Gross margin was disappointing, particularly as the Company incurred a large inventory shrinkage expense in the quarter. And expenses were higher than expected, particularly store payroll. And finally, inventories continue to be too high.

First, inventory shrinkage. The Company store inventory shrinkage has been increasing for the last year to year and a half. However, the second quarter 2007 was the first time that the impact was large enough to call out separately. The shrinkage results for stores’ inventories counted in the second quarter were worse than expected. The result being charges to book the high results and to adjust the accruals upward led to the 2.3% charge in the quarter compared to 1.5% in last year’s quarter.

The shrinkage for the first half of the year was about 2% of sales, and we’re now estimating about the same for the rest of the year, compared to approximately 1.8% for last year’s second half. We believe that an acceptable shrinkage rate for our business should be less than 1.5%. And we’re working to return our results to that rate or less.

We believe that strong store supervision is the primary deterrent to merchandise theft and other shrinkage factors. In those stores where we have stable store management and good supervision, store inventory shrinkage is kept within acceptable limits. We believe that improving the hiring, training and retention of store management is the key to improving these results. We recognize this as something we need to improve upon in the second half of 2006.

We have hired a Senior Vice President of Human Resources who came on board in January of 2007. She has senior management experience in the off-price business with one of our large competitors. She has been working to build the HR infrastructure to improve our capabilities in hiring, training and retaining store management.

The Company has for some time utilized current technology to assist in preventing store merchandise theft. Digital cameras with real-time monitoring capability, electronic article surveillance devices, and other physical means have been used for years. We’re starting a test in the third quarter with a third-party to provide 24/7 visual monitoring of high shrinkage stores. This new capability holds high promise from tests with other retailers.

We have also dedicated resources in the store operations team to improve the shrinkage results. Specifically, we have decreased the span of control of district managers to provide even more supervision of stores. We will continue to attack this issue until inventory shrinkage is back to acceptable levels.

Our management of store payroll, our largest non merchandise expense, has not been as good or as consistent as it needs to be. In particular in periods of comparable store sales decreases our payroll deleverage has been worse than it should have been. We believe that increased visibility of store payroll and some improved and more timely reporting systems will provide more consistent results. First, we have reforecasted the remainder of this year, and have set up closer monitoring by the finance team. I now require store payroll results to be reported directly to me weekly.

We have designed some new computerized reporting which will provide more information, much faster to the store operations team. We believe these immediate factors will deliver better results in quarters three and four of 2007. Over the longer-term we will have external consultants review our store payroll management practices to ensure we’re using industry best practices in store payroll management. Additionally, we will have the consultants review our store procedures for potential operating efficiencies.

Total inventories at the end of the second quarter were up 40% over last year. Inventories in comparable stores were up 12%. In the past our Company has driven comp store sales increases by aggressive buying and pushing more units into our stores. We now must be better managers of inventory, and we’re committed to reducing inventory levels and improving inventory productivity. I have seen evidence of this in our third quarter merchandising forecast, and expect that by the fourth quarter we will have a much better match of sales and inventory.

Improved systems can improve inventory management, and we have improved our systems, and we will continue that over time. And we need a senior manager to run the inventory planning and allocation functions. We currently have a national search in process for that person.

Now for some more positive news. The Company reached a couple of important milestones recently. On August 2 the Company opened its 300th store. And in the first week of August one of our stores reached the $3 million mark on a trailing twelve-month basis, making it Citi Trends’ first $3 million store.

Our successful new store growth continues. We opened 18 stores in the first quarter of 2007, and we opened five stores in the second quarter. And now in the third quarter we have opened an additional four stores, bringing the new count to 27 so far.

We have opened most of the stores in existing markets, with six of the 27 being in Texas. We opened four stores at back to school in a new market for us, Detroit. We expect good things in more stores out of the Detroit market over time. We are somewhat ahead of last year’s opening pace. Through August we have opened 27 versus 21 last year. Also, we have increased new store months in 2007 approximately 23% over 2006. The productivity of this year’s new stores is running about 4% less than last year, but we still expect this group to deliver $1.5 million of sales on average in their first year.

We have also aggressively expanded or relocated existing stores this year. After expanding seven stores in 2006, we have expanded 12 stores in 2007. Three of the expansions were completed in the first quarter, and the remaining nine were opened between July 26 and August 16. Investments in expanded stores have delivered huge returns for us in the past, and we expect that 2006 and 2007 expanded stores will continue that trend.

Because of the large number of expansions, the expansions are now having a larger positive impact on our sales, as well as our square footage growth. In the first half of 2007 the impact of the 2006 and 2007 expansions was almost a full percentage point on comp store sales. We expect this impact to be at least that great in the second half of the year. Additionally, these 2007 expansions have added over 60,000 square feet of selling space.

We expect to deliver the Company’s stated goal of a 20% increase in selling square footage in 2007. We now plan to open 43 to 45 new stores for the full year, which when added to the expansion square footage, will deliver approximately 21% square footage growth for the year.

And now I turn the call back over to Bruce Smith, our Chief Financial Officer.

 Bruce Smith  — Citi Trends, Inc. - CFO

 First I would like to review some additional details for the second quarter, and then provide an update of our estimated earnings guidance for 2007.

Total sales for the second quarter were up almost 27%, and are up more than 21% for the year to date. Sales comparisons in each quarter of 2007 are affected by the calendar shift caused by last year having 53 weeks. With each quarter of 2007 starting one week later than the same quarter of last year, we will provide you with comparable sales results on a comparable week basis and also on a fiscal basis.

The comp results on a comparable week basis are a better indicator of the true performance of our stores, because they match up the same weeks in each year, while the fiscal comps are a better indicator of what should be expected in the financial statements, because they match up the actual weeks that fell in a respective year’s fiscal quarter.

Sales in comparable stores increased 3.4% on a comparable week basis and increased 9.4% on a fiscal basis for the second quarter. This significant difference is a result of the second quarter of 2007 including the always strong first week of August, whereas last year’s second quarter did not. Instead, the second quarter of 2006 included the first week of May, which is a much smaller sales week than the first week of August. For the year-to-date comparable store sales for comparable weeks are up 1.9%, while on a fiscal basis they were up 2.3%.

Gross margin for the quarter was 36.2% or 80 basis points below last year’s 37% margin, with the decline resulting entirely from higher-than-expected shrinkage results from store physical inventory counts. Citi Trends performs physical inventory counts on a cycle basis for a representative number of stores each quarter, books the actual results for those stores that were counted, and adjusts the shrinkage accrual rate for the stores that were not counted based on the most recent shrinkage trends. As a result, during the quarter such as the second quarter, where the shrinkage was higher than normal in the group of stores that were physically counted, not only do those stores report higher shrinkage costs to reflect their actual results, but accruals for all of the other stores are also adjusted upward.

One other point to add regarding gross margin is that we expected to have some leverage during the second quarter for markdowns as a percent of sales because of the favorable shift in the fiscal calendar, which brought the first week of August into this year’s second quarter. However, the overall weakness in sales throughout the month of July, together with higher markdown dollars in the quarter, negated the expected leverage.

SG&A expenses were 35.7% of sales in the second quarter of 2007 versus 35.0% last year. Approximately half of this increase in the SG&A rate was due to $450,000 of expenses related to the secondary offering, exceeding some one-time legal and professional fees incurred in last year’s second quarter. Most of the rest of the increase was due to preopening expense incurred in the second quarter related to new stores and store relocations and expansions.

With five store openings and seven store relocations taking place in the last week and a half of the quarter, all of the associated preopening expense was recorded in the quarter with very little of the sales benefit. Last year there were no store openings or relocations in either June or July.

While those factors explain the expense variance to last year, our expectations were to have some expense leverage in relation to the prior year second quarter, particularly in light of some expense pressures in last year’s second quarter related to store payroll and medical costs. However, as mentioned by Ed, we did not get the store payroll leverage that we expected. As for medical costs, they appear to have plateaued as we have now cycled through four rising quarters that began in the second quarter of 2006.

Net income for the quarter dropped from $1,276,000 last year to $627,000 in this year’s second quarter, while diluted earnings per share declined from $0.09 per share to $0.04. Looking at the balance sheet, our financial position continues to be in excellent shape, with $58 million of cash and marketable securities compared to $54 million at the same time last year. And we have no debt.

Total inventories at the end of the second quarter were up $26.8 million, or 40% over last year’s second quarter. Store inventories comprised $17.8 million of the increase, with the bulk of it in new stores and the remainder due to a 12% increase in comparable store inventories. Distribution center inventory was up $9 million, most of which related to additional closeout buys to be held until the next season. What we call pack and hold merchandise.

Now looking at guidance for the full fiscal year. We’re lowering our earnings per share guidance to a range of $1.40 to $1.44 per diluted share based on first half trends and consideration of last year’s second half. This guidance, which does include the $0.04 charge for the secondary offering expenses, is based on 3 to 4% comparable store sales increases for the full year on a comparable week basis, which means that we are expecting 5 to 6% comps for the back half of the year. Because of the extra week last year, comparable store sales on a fiscal basis are expected to be flat for the full year.

We still expect to increase our selling square footage by over 20% this year. Finally, in light of the first half results we have tempered our expectations for gross margin and expenses in the second half of the year.

Now, if the operator would come back on, we’re ready to answer questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Jeff Klinefelter, Piper Jaffray.

 Jeff Klinefelter  — Piper Jaffray - Analyst

 Ed, just a couple of questions for you. In terms of the store payroll, I guess I was surprised that you are seeing here in the last quarter or two, a lack of leverage. Can you go back a little bit further over the last couple of years? I am trying to get a feel for was this a case of having to chase some payroll dollars up as you were comping so strongly a couple of years ago, or what do you attribute it to right now?

As a follow-up to that, are there other systems and other areas of the Company you are now looking at with that same focus of improving your recording systems?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Going backwards on payroll, we had some issues with store payroll last year in the second quarter, if I remember. And we talked about extra work as related to, I believe, merchandise receipts at that time. If we look at this year’s store payroll, it wasn’t so much that the payroll dollars were significantly off from what we had expected, but we didn’t pull back payroll quickly enough when we had negative sales. And that is what I think I alluded to in the comments.

We think the answer here is just a lot closer monitoring and a lot more scrutiny on payroll, including very, very intense weekly monitoring and weekly reporting of payroll up through the Company. We believe that it is a matter of managing it at a low level of detail consistently. And as I have said before, we have already done that as we started into the third quarter here, that reporting I alluded to. The weekly reporting has already started. The other piece of it, the better reporting, the consequentially better reporting of payroll more immediately into the store operations team will be in place in another week or two.

As far as other places in the Company, I talked about in particular the store operations area because this issue of store payroll reporting is a very important one to us. And it has proved that we have not been as good at payroll management, particularly in lighter sales timeframes, particularly negative sales timeframes. We want to make sure that we’re doing what we need to be doing there and are using best practices. And while we think that we run a pretty simple operation in the store, we want to have someone else come in and take a look and see if there aren’t some operating efficiencies. At this time we have not planned to do the same thing in other parts of our business, but depending on the success of this in-store operations we may use it in other places.

 Jeff Klinefelter  — Piper Jaffray - Analyst

 Then a follow-up on that, Ed, and I guess if George wants to jump in. In terms of the business August obviously has rebounded nicely from July. It would seem to be a strong trend if you combine the two months going forward. Any particular callouts in terms of, George, what you’re seeing in the market, up trending brands, or any color at all on key category opportunities in the second half?

 George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

 As far as brands that continue to sell we see a couple of new brands out there that are happening for us. Coogi is one of them that is happening. Happening in all levels from kids on up. Our denim is starting to sell a little bit better than it has been. We’re up against a pretty negative period all last fall, especially in the ladies area. We’re starting to see a little bit of life there. And our average price in denim is down.

And then the fashion business is doing well, the hoodies are starting to sell. We’ve got some extremely good values in them. And the closeouts we bought that we delivered in July to the stores are selling very well in that area.

In the junior businesses, brands have been going very well for us. Baby Phat seems to be pretty good in most areas. It has become a much — a little more of a mature brand, but it is still very strong. We have one brand that is hurting us a little bit, mainly in the men’s area. Dickies have slowed down. This was the biggest brand we had in the men’s area. Southpole is strong in the fall areas right now for us.

The brands, they change from season to season. Some new ones and some of the old ones, and it depends on what kind of deals we’re able to get at any time in the brands. It is really not a lot of good fashion, especially in the bottoms area. The junior top and plus size top business is strong and it is basically on stripes, solids and dots in various fabrications of knits that are strong for us.

 Jeff Klinefelter  — Piper Jaffray - Analyst

 George, in terms of your inventory management, I know you want to tighten up the inventory levels, any color on strategy to get there and what you’re changing internally?

 George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

 We have always been very aggressive in buying, and when there is an opportunity we have taken advantage of it. We have always been able to get away with heavy inventories and constantly pushing sales with heavy inventories. But we feel we are at a level where more inventory is not getting us more business. So we are going to bring back our inventory levels. Plan it where we don’t have as much inventory in the store we had the last six months. Some really nonproductive inventory where we’re delivering inventory to the stores and it is not getting on the floor because the floors in some of the smaller — most of the stores that are high volume, low square footage are not getting it on the floor in a timely manner. So we want to be able to turn a little better, so we’re going to bring our inventories down on a level where we can have more flexibility and be able to react a little better.

We were hampered in the second quarter because we had come out of the first quarter heavier than we wanted to come out. And we couldn’t take advantage of opportunities that could have driven business a little in the second and third quarter.

Operator

 Shaun Smolarz, Sidoti.

 Shaun Smolarz  — Sidoti - Analyst

 My first question is, could you just repeat the specific on positions you are looking to add for in-store operations and allocation and planning?

 George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

 Your question was, could I repeat the positions that we’re adding in store operations and in planning?

 Shaun Smolarz  — Sidoti - Analyst

 Yes.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 The only position that we talked about adding — I guess what I talked about in the shrinkage area — I talked about the fact that we had hired a Senior Vice President of HR. That person came on board in January. And I talked about her adding infrastructure in her area to fill out the HR area. And that was going to be a way for us to improve our hiring and training and retaining store managers.

The other person that I mentioned, I used the term I think a senior manager, to manage the planning and allocation function for us. What I’m talking about is an executive level management person at Citi Trends, a more senior person than we have had to manage the planning and allocation function. We think this is a key function, particularly given the size of our Company now and we want to significantly increase our expertise in that area.

 Shaun Smolarz  — Sidoti - Analyst

 I understand. The next question is what was the exact pretext dollar amount of the follow-on offer expense in the second quarter?

 Bruce Smith  — Citi Trends, Inc. - CFO

 During the quarter itself it was $450,000. And the reason that works out to $0.03 a share is that it is not deductible for tax purposes, so there’s no tax benefit associated with it.

 Shaun Smolarz  — Sidoti - Analyst

 You are saying that was $0.03 a share?

 Bruce Smith  — Citi Trends, Inc. - CFO

 Yes, $0.03 a share in the quarter. There was about $100,000 in the first quarter, so $550,000 year-to-date, which is what causes the $0.04 number for the first half.

 Shaun Smolarz  — Sidoti - Analyst

 I think in the sales release at the beginning of August it mentioned that the follow-on expense would be $0.02. We went through (inaudible) numbers it became $0.03?

 Bruce Smith  — Citi Trends, Inc. - CFO

 Yes, the total dollar amount didn’t change, but the tax effect had not been considered in that first release. We were assuming we would get the tax benefit for that, and once we closed the quarter out, we excluded that from our tax provision.

 Shaun Smolarz  — Sidoti - Analyst

 Have you considered buying back any stock, given the stock activity over the past month or so?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 As I understand the question is, has the Company seriously considered a stock buyback given the fact that the Company stock price has decreased significantly in the last month or so.

 Shaun Smolarz  — Sidoti - Analyst

 That’s right.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 The answer is yes, we have had discussions about stock buybacks here, previously and more recently. But our answer at this time is that we’re not planning to do that. We still think that there’s not enough liquidity in our stock. And Hampshire Equity Partners still owns a significant amount of stock, and we believe until that stock is disposed of, we’re not going to initiate a stock buyback.

 Shaun Smolarz  — Sidoti - Analyst

 My last question is just given the strong start to the third quarter, as you mentioned, with August sales very strong, could you just explain in more detail in terms of the sharp reduction in guidance? I think according to the figures I have here on the previous guidance there was $1.64 to $1.68?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 You’re right. The previous guidance was $1.64 to $1.68. The current guidance is really $1.44 to $1.48, because it is $1.40 to $1.44, but again if we exclude that $0.04 per share from the follow-on, then we’re talking about guidance of $1.44 to $1.48, which is about a $0.20 decrease from what it was before.

That change in guidance has a lot to do with the second quarter results versus our expectations for the second quarter, as well as us looking into the second half and tempering — I think as Bruce said in his comments, tempering our expectation slightly for both gross margins and expenses.

 Shaun Smolarz  — Sidoti - Analyst

 You wouldn’t go into any more detail on gross margin in terms of what we should be thinking about?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 We don’t normally give the individual components of gross margin. We will tell you that — and we’re not going to split out — we are not going to give guidance for the quarter either, so what we’re talking about is for the year and I guess directionally for the second half. Directionally for the second half we would expect gross margin to be down slightly, very slightly. We have told you that we expect the inventory shrinkage results to be somewhat higher in the second half. And that is a pressure on gross margin, but we expect a very slight decrease in gross margin for the second half.

Operator

 Dorothy Lakner, CIBC World Markets.

 Dorothy Lakner  — CIBC World Markets - Analyst

 I want to just to go back to inventory for a second. If you could maybe talk about where you expect inventory levels to be at the end of the third quarter and the fourth quarter? I think you said, Ed, in your remarks you do expect to get them back in line over the course of the second half. I just wondered how quickly you would expect to do that.

And then you had also talked about district managers having more of a role in trying to control the shrink. I wondered if you could talk a little bit about that. And then also, maybe George could talk a little bit about some of the additions I think you have made recently to the buying team that might also help results, or help drive results, in the second half of the year.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 I think I’ve got three questions. Let’s see, the first one was about inventory levels. And I think you’re asking for us to give some color on where we expect inventories — what levels we would expect them to be at and when. I could tell you that, and I mentioned this in my comments, in the merchandising forecast I assume that we’re pushing inventory levels down. And actually I have seen some evidence of that already in the third quarter. That will only help to some extent by the fact that our sales at the very beginning of the third quarter are up pretty consequentially. We had 45% more inventories, you heard George say, at the end of the first quarter, 40% at the end of the second quarter, as we just reported. If we scroll forward three weeks into August, that number has actually dropped down to 34%.

But the numbers that we want to improve upon are the in-store numbers, the comp store numbers. We believe that a healthy comparable store inventory number is mid single digits. If we’re forecasting sales, as you heard Bruce say, of 5 to 6% for the second half of the year on a comparable week basis, then the inventories should be about there, maybe even a little bit less. We’re going to be targeting mid single digit comp store inventory increases. And I believe by the time we get through to the end of this third quarter and we enter the fourth quarter, that is our target to see it about that level.

Total inventories, if you add the square footage and you add a little element of pack and hold, then you would get to something in the high 20s to low 30s perhaps. We’re not necessarily far off now, but we need to keep pushing it down, and get this — get the comparable store number down to mid single digits. And as George was suggesting, that allows us to flow our inventory a little smoother, assort the merchandise better, etc.

 Dorothy Lakner  — CIBC World Markets - Analyst

 Right, and bring in more of the new stuff and so forth. But I imagine also if you’re able to get those down it will help you on the shrink side.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Yes, but higher inventory levels probably contributes to lots of things. We noted that higher inventory levels cause markdowns over time. It probably contributes to shrinkage to some extent. It probably contributes to payroll to some extent. All those indirect negatives. There is a lot to be said for getting inventory levels back down. And you heard George, and we’re committed to that.

You asked me about the district manager’s role in shrink. What I was talking about there — well, the two things I said were improving the hiring and the training and retaining of store managers. Turnover was really what I was suggesting we needed to improve there. The turnover of our store managers has been too high over time, and we need to get that number down to a much smaller number than it has been. That is why I was talking about the Human Resources impact.

I also alluded to the physical things we do to prevent shrinkage, like cameras and monitoring and those kinds of things. Also, importantly though I talk about supervision, I’m talking about store management supervision, but I’m also importantly talking about district manager supervision. And by decreasing the span of control, by decreasing the number of stores each district manager manages, that’s what I mean. By just giving him more time to spend with each store. That is really not a different role it is just a more focused role.

 Dorothy Lakner  — CIBC World Markets - Analyst

 Then I think you also mentioned bringing in an external consultant to sort of review store procedures?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 I said two things. To take a look at our payroll management practices and also our store procedures from an efficiency perspective, yes.

 Dorothy Lakner  — CIBC World Markets - Analyst

 Then I would assume that that has been baked into your guidance also for the second half of the year?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Yes. We’re not talking about spending huge amounts of money. This is not going to be $0.5 million project. I think we can get both these projects done for — we will see. But I think I’m starting out looking at under six figures to begin with.

 Dorothy Lakner  — CIBC World Markets - Analyst

 Then also I just wanted to clarify on the guidance. I know you’re not giving quarterly guidance, but I would assume, given your efforts to bring down inventory, that we would be taking more of the 20% — or more of the decrease in the earnings guidance out of the third quarter versus the fourth quarter.

 Bruce Smith  — Citi Trends, Inc. - CFO

 Well, for one thing, the third quarter of the two does have a degree of difficulty in that we have this calendar shift going on again. And when we look at the third quarter, and we talked about a 6% comp store sale increase on a calendar basis, it’s closer to 1% on a true fiscal basis. And once again it goes back to the fact that this first week of August, which is a significant week for us, is not in the third quarter this year, whereas it was last year. And the week we pick up in November is not near as significant as that week. So of the two, probably the third quarter is the more difficult quarter.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Let’s see, you had a third question too.

 Dorothy Lakner  — CIBC World Markets - Analyst

 That was for (multiple speakers).

 Ed Anderson  — Citi Trends, Inc. — Chairman, CEO

 That was about the hiring.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 George, did you have a question?

 George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

 Yes, we are rebuilding part of our sportswear team in dresses, as far as we have added new people in the plus side unbranded area. It has been a weak area. Where we have had one person that is now semiretired is helping out, so we don’t lose our vendor relationships that we have had. But we’ve got two new people coming in to split that area. So we will get growth out of there.

One of the people coming in has a sixteen year background in the plus size business. The person is — we developed internally that was doing our contemporary that we had tried for the last year and half and basically threw in the towel earlier this year and liquidated that department. We will a part of it. She is experienced in Citi Trends’ approach to the business and is very, very good.

Also, this whole dress business that everybody has been talking about how great it is this year. And we have replaced our dress buyer with a new buyer that just started about five weeks ago. We don’t expect dresses to contribute positively in the fall season. It is the weakest season for dresses. We do expect to be starting in the fourth quarter to get some positive results in dresses. And hopefully we will have a strong Easter business in it. That area is an area that we are strengthening and we will get better productivity out of going forward.

Operator

 Paula Kalandiak, First Albany Capital.

 Paula Kalandiak  — First Albany Capital - Analyst

 I have a few housekeeping items to start off with. First of all I think you had guided to a 35% tax rate for the year, but I believe it was more like 34% in the second quarter. I just wanted to verify, are we sticking with 35?

 Bruce Smith  — Citi Trends, Inc. - CFO

 Yes, it is 34.9% year-to-date, so that is what we’re guiding towards.

 Paula Kalandiak  — First Albany Capital - Analyst

 With regards to new store openings, in the press release it says that you plan to open an additional 20 to 22 stores. I wasn’t sure when you’re counting from. Is that as of the second quarter, or does that include what you have already opened in August? Is it 20 to 22 starting now or was it starting on August 1?

 Bruce Smith  — Citi Trends, Inc. - CFO

 It is 20 to 22 from the beginning of the third quarter.

 Paula Kalandiak  — First Albany Capital - Analyst

 With regards to your shrinkage, it sounds like you feel pretty confident that it is an internal problem, or at least the majority of it, is that correct?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Yes. As is the case with most retailers, we believe that most of it is internal. Yes.

 Paula Kalandiak  — First Albany Capital - Analyst

 Then just finally I wanted to verify the previous guidance of $1.64 to $1.68 did not include the $0.04 charge, whereas your new guidance does include the $0.04 charge? Is that correct?

 Ed Anderson  — Citi Trends, Inc. — Chairman, CEO

 Let’s be more specific. The $1.64 to $1.68 did not include that charge. The $1.40 to $1.44 number that we gave does. So if you pull the $0.04 out, the guidance without the follow-on cost is really $1.44 to $1.48.

Operator

 Evren Kopelman, JP Morgan.

 Evren Kopelman  — JP Morgan - Analyst

 A few questions. The first one is do you expect to lever payroll expense in the second half?

 Bruce Smith  — Citi Trends, Inc. - CFO

 I would tell you, Evren, we generally don’t get into that level of detail with individual expense items or individual cost of sales items.

 Evren Kopelman  — JP Morgan - Analyst

 Right. I am asking just because it has been an issue and it has been highlighted in the second quarter. I am just curious if you can lever on payroll on a 5 to 6% comp?

 Ed Anderson  — Citi Trends, Inc. — Chairman, CEO

 The answer is yes. The short answer is yes. But again, we don’t want to torture this whole issue of physical calendars. But again, we said that we’re going to deliver a 5 to 6% calendar comp in quarters three and four. In quarter three, because of the calendar shift that George was speaking about a second with Dorothy, the calendar ends up being negative to us by an order of magnitude of about 5 points. So a 5 to 6 calendar comp ends up being about a 1 comp in quarter three. And in quarter four, because we have 13 weeks against 14 weeks, that 5 to 6 calendar comp ends up being about a negative 1. So we are looking at essentially on a physical reporting basis, essentially flat for the second half of the year.

 Evren Kopelman  — JP Morgan - Analyst

 Okay.

Ed Anderson  — Citi Trends, Inc. — Chairman, CEO

 Does that make sense to you?

 Evren Kopelman  — JP Morgan - Analyst

 Yes, that does. Now the second question is you said that 5, 6 comp for the third quarter, but August was 16, which makes me think September and October you expect to be flat, or are those not comparable? Or do you expect September and October to be flat?

 Ed Anderson  — Citi Trends, Inc. — Chairman, CEO

 What we’re saying is we haven’t changed our estimates from the third quarter, even without — the first three weeks notwithstanding. I haven’t done the math for the last part of the quarter from this point forward. But we’re sticking with our 5 to 6 calendar comp number, even though we did start out with 16 for the first three weeks.

 Evren Kopelman  — JP Morgan - Analyst

 For the first three weeks. And that is on a comparable week to week basis, not the fiscal?

Ed Anderson  — Citi Trends, Inc. — Chairman, CEO

 Yes.

 Evren Kopelman  — JP Morgan - Analyst

 Got it. The next question is about, again I am curious what your guidance assumes for merchandise margin and markdown rates for the second half versus the first half. Yes, that’s it.

 Ed Anderson  — Citi Trends, Inc. — Chairman, CEO

 What we said was, without getting into specific pieces of merchandise gross margin, is we expect for the entire second half for merchandising gross margin to be flat to down very slightly for the second half.

 Evren Kopelman  — JP Morgan - Analyst

 I believe they were flattish in the second quarter, even though with the higher inventory I would have thought there would have been more pressure on them in the second quarter?

 Bruce Smith  — Citi Trends, Inc. - CFO

 As we disclosed, the entire decrease in the gross margin in the second quarter was related to shrinkage.

 Evren Kopelman  — JP Morgan - Analyst

 Was the shrink. Right.

 Bruce Smith  — Citi Trends, Inc. - CFO

 All 80 basis points.

 Evren Kopelman  — JP Morgan - Analyst

 That makes sense. Then the other question, I’m curious your thoughts on how much of the shrink and payroll issues you think are related to your rapid store growth maybe officially in some of the newer markets?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 I don’t believe that the shrinkage and payroll issues are necessarily related to new stores. We have had poor shrinkage results in some new stores, but this is not a new store, old store, big store, small store, rural store, large market store issue. These stores are scattered about the chain. So it is not focused, for example, in new stores. The payroll issue we have talked about has really been a comparable store payroll issue, not a new store payroll issue.

 Evren Kopelman  — JP Morgan - Analyst

 Not a new store. Okay. My final question was going to be about the balance, how to balance, I guess, the need to control shrink further, but also a need to control payroll. Maybe if you can give us your thoughts on that. Thank you.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 I guess you’re suggesting that if we control payroll too much we might open ourselves up to higher shrinkage problems by having less staff available. Is that your suggestion.

 Evren Kopelman  — JP Morgan - Analyst

 It is. I’m curious, right, if that is the way to think about it or am I missing something?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 I can see how you could think that. Clearly I think if you took the payroll control issue too far and understaffed your stores, you could open yourself up to shrinkage issues. I don’t think that we have in mind here we will do that. The kinds of payroll management we’re talking about is incremental. But we think this is just doing a better job of managing our store hourly associates and their scheduling better. Again, we’re not talking about reducing the number of managers in the store. We think the number and the quality of the supervision is really the key to managing and limiting shrink.

Operator

 Phil DeFelice, Wachovia.

 Phil DeFelice  — Wachovia - Analyst

 This is Phil DeFelice for Lyn Walther. Most of my questions have been answered. I was just wondering, you have seen some recent positive trends in women’s. I was wondering if you believe this is the beginning of the turn? And maybe I just wanted to get your thoughts regarding that category.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 George, I’m going to answer this from a numbers perspective, and then if you can add some merchandising color to it as well. We are happy to see our women’s business improve. And after three quarters of negatives, and it being the best comp of the second quarter. But the women’s business also had the easiest comp for the second quarter. You may remember those businesses that were down at the back end were up against 12 and 15% comps last year. Yes, we’re heartened by the business, the women’s business being better, but it is against some easier comps than the other divisions have done. George, do you want to talk about the women’s business in more detail?

 George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

 Probably the biggest growth area that has happened is our branded plus size businesses. It is helping the women’s business a great deal. And the top business in both juniors and pluses is starting to show some results. We had moved one of our seasoned buyers from Savannah to L.A. last August, and that is starting to have some real positive effects on the fashion part of the junior business, the top part, and also helping the plus size. We had weaknesses in the ladies area, basically in the plus size in the dresses have hurt us. And the bottoms, denim started dropping over a year ago. So we’re up against major drops in denim. So we should see some leveling off there and some help in that area. I think that will be a driver for us as we go forward.

Operator

 (OPERATOR INSTRUCTIONS). Patrick McKeever, Avondale Partners.

 Patrick McKeever  — Avondale Partners - Analyst

 On the August month to date comparable week, same-store sales trend, the 16% that you talked about earlier, how much of that is related to stores in states that did have some kind of a shift, either in the back to school start or the tax-free holiday? In other words, if you look outside those areas how did comps look at the stores where it is kind of a more normal calendar this year versus last year?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 I believe the comparable sales increases in August are pretty much chainwide. I think we’re having increases pretty much across the chain. There might be a couple of weak spots, but the drivers of the increase had been the Texas and Florida stores. Whenever we anniversaried the tax-free holidays in Florida, and then we anniversaried the tax-free in Texas, those stores have outperformed the other stores.

But also as we have gotten deeper into August in the North Carolina stores, for example, there are two phenomenons here. One was the tax-free holidays moving. The other was just a general movement of school start dates. We have seen school start dates start to kick in now in other parts of the country, and so we are seeing this firmness in our business across a big part of our chain. But clearly the biggest increases are the same ones that were the biggest decreases in July, Texas and Florida.

 Patrick McKeever  — Avondale Partners - Analyst

 What are you thinking in terms of the overall macroenvironment? There is certainly a lot of concern about lower income consumers, especially those that have some exposure to the subprime mortgage market and what not. Are you feeling okay about the macro environment here? Do you think there are any macro issues that contributed to the weakness in sales in July?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Now that we have seen some very positive sales in August, I guess I’m still a believer that our customer is very resilient. And these macro issues are still primarily, particularly the subprime ones, are not affecting our customer. Because we didn’t really know when July ended what was really going on? Was it really the tax-free days, the later school starts or something else. But now that we have seen these things materialize for us in a positive manner, we feel better about our customer today than we did a month ago.

 Patrick McKeever  — Avondale Partners - Analyst

 And then just a last question. Have you started the — I think you have — the expansion of the distribution center, the Darlington distribution center?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 The expansion — physical expansion of the distribution center has not started yet. It is actually scheduled to start in about two or three weeks. The plans have been done. The permitting processes have been done. And the final bidding is now in the final works, and we expect actual construction to start about the middle of September.

 Patrick McKeever  — Avondale Partners - Analyst

 When will that extra — or the additional capacity come online?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 We’re expecting it to come online midspring next year.

 Patrick McKeever  — Avondale Partners - Analyst

 How many additional stores will that give you in terms of capacity?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 We think is going to take our volume out to about 2010.

 Patrick McKeever  — Avondale Partners - Analyst

 Support growth through 2010?

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 Yes.

Operator

 Thank you. At this time it appears there are no further questions. I would like to turn the program back over to Mr. Anderson for any additional or closing contents.

 Ed Anderson  — Citi Trends, Inc. - Chairman, CEO

 I would just like to say thank you all for joining the phone call today. And thank you for your interest in our Company. That is it.

Operator

 That does conclude today’s conference. You may disconnect your lines at any time.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.